                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                              AVANT! CORPORATION,

                          CARDINAL MERGER CORPORATION

                                      AND

                      TECHNOLOGY MODELING ASSOCIATES, INC.

                               SEPTEMBER 7, 1997

                               TABLE OF CONTENTS

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                                                                                                                 PAGE
                                                                                                               ---------
ARTICLE I  THE MERGER........................................................................................        1
1.1        The Merger........................................................................................        1
1.2        Closing, Effective Time...........................................................................        1
1.3        Effect of the Merger..............................................................................        2
1.4        Articles of Incorporation; Bylaws.................................................................        2
1.5        Directors and Officers............................................................................        2
1.6        Effect on Capital Stock...........................................................................        2
1.7        Dissenters' Rights................................................................................        3
1.8        Surrender of Certificates.........................................................................        3
1.9        No Further Ownership Rights in TMAI Common Stock..................................................        4
1.10       Lost, Stolen or Destroyed Certificates............................................................        5
1.11       Tax and Accounting Consequences...................................................................        5
1.12       Taking of Necessary Action; Further Action........................................................        5

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF TMAI...........................................................        5
2.1        Organization, Standing and Power..................................................................        6
2.2        Capital Structure.................................................................................        6
2.3        Authority.........................................................................................        7
2.4        SEC Documents, Financial Statements...............................................................        8
2.5        Absence of Certain Changes........................................................................        8
2.6        Absence of Undisclosed Liabilities................................................................        9
2.7        Permits and Licenses..............................................................................        9
2.8        Properties and Contracts..........................................................................        9
2.9        Litigation........................................................................................       10
2.10       Intellectual Property.............................................................................       10
2.11       Environmental Matters.............................................................................       11
2.12       Taxes.............................................................................................       11
2.13       Employee Benefit Plans............................................................................       12
2.14       Certain Agreements Affected by the Merger.........................................................       14
2.15       Brokers' and Finders' Fees........................................................................       14
2.16       Opinion of TMAI Financial Advisor.................................................................       14
2.17       Registration Statement; Proxy Statement/Prospectus................................................       14

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF AVANT! AND MERGER SUB.........................................
                                                                                                                    14
3.1        Organization, Standing and Power..................................................................       15
3.2        Capital Structure.................................................................................       15
3.3        Authority.........................................................................................       16
3.4        SEC Documents; Financial Statements...............................................................       16
3.5        Absence of Certain Changes........................................................................       17
3.6        Litigation........................................................................................       17
3.7        Absence of Undisclosed Liabilities................................................................       17
3.8        Taxes.............................................................................................       18
3.9        Registration Statement; Proxy Statement/Prospectus................................................       18
3.10       Intellectual Property.............................................................................       19
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                                      i
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
ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME..............................................................       19
4.1        Conduct of Business of TMAI.......................................................................       19
4.2        Covenants of TMAI.................................................................................       19
4.3        Notices...........................................................................................       21
4.4        Other Offers......................................................................................       21
4.5        Avant! Offers.....................................................................................       22

ARTICLE V  ADDITIONAL AGREEMENTS.............................................................................       23
5.1        Proxy Statement/Prospectus; Registration Statement................................................       23
5.2        Meeting of Shareholders...........................................................................       23
5.3        Access to Information.............................................................................       23
5.4        Confidentiality...................................................................................       24
5.5        Public Disclosure.................................................................................       24
5.6        Consents; Cooperation.............................................................................       24
5.7        Pooling Accounting................................................................................       25
5.8        Affiliates Agreements.............................................................................       25
5.9        FIRPTA............................................................................................       25
5.10       Continuity of Interest Certificates...............................................................       25
5.11       Legal Requirements................................................................................       25
5.12       Blue Sky Laws.....................................................................................       26
5.13       Employee Benefit Plans............................................................................       26
5.14       Form S-8..........................................................................................       27
5.15       Indemnification...................................................................................       27
5.16       Listing of Additional Shares......................................................................       28
5.17       Pooling Letters...................................................................................       28
5.18       Best Efforts and Further Assurances...............................................................       28
5.19       Notification of Certain Matters...................................................................       28
5.20       Shareholder Agreement.............................................................................       29
5.21       HSR Act Filings...................................................................................       29
5.22       Schedules.........................................................................................       29
5.23       Management of TCAD Division.......................................................................       29

ARTICLE VI  CONDITIONS TO THE MERGER.........................................................................       29
6.1        Conditions to Obligations of Each Party to Effect the Merger......................................       29
6.2        Additional Conditions to Obligations of TMAI......................................................       30
6.3        Additional Conditions to the Obligations of Avant! and Merger Sub.................................       31

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER...............................................................       32
7.1        Termination.......................................................................................       32
7.2        Effect of Termination.............................................................................       33
7.3        Expenses and Termination Fees.....................................................................       33
7.4        Amendment.........................................................................................       34
7.5        Extension; Waiver.................................................................................       34

ARTICLE VIII  GENERAL PROVISIONS.............................................................................       34
8.1        Survival..........................................................................................       34
8.2        Notices...........................................................................................       35
8.3        Interpretation....................................................................................       35
8.4        Counterparts......................................................................................       36
8.5        Entire Agreement; Nonassignability; Parties in Interest...........................................       36
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                                      ii
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
8.6        Severability......................................................................................       36
8.7        Remedies Cumulative...............................................................................       36
8.8        Governing Law.....................................................................................       36
8.9        Rules of Construction.............................................................................       36

    EXHIBITS
----------------
EXHIBIT A-1       TMAI Affiliates Agreement
EXHIBIT A-2       Avant! Affiliates Agreement
EXHIBIT B         Shareholder Agreement
EXHIBIT C         Continuity of Interest Certificate

                      AGREEMENT AND PLAN OF REORGANIZATION

    This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of September 7, 1997, by and among Avant! Corporation, a Delaware corporation ("Avant!"), Cardinal Merger Corporation, a California corporation ("Merger Sub") and wholly owned subsidiary of Avant! and Technology Modeling Associates, Inc., a California corporation ("TMAI").

                                    RECITALS

    A. The Boards of Directors of TMAI, Avant! and Merger Sub believe it is in the best interests of their respective corporations and the stockholders of their respective corporations that TMAI and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into TMAI (the "Merger") and, in furtherance thereof, have approved the Merger.

    B. In the Merger, among other things, the outstanding shares of TMAI Common Stock, no par value ("TMAI Common Stock"), shall be converted into shares of Avant! Common Stock, $.0001 par value ("Avant! Common Stock"), at the rate set forth herein.

    C. TMAI, Avant! and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

    D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

    E. The parties intend for the Merger to be accounted for as a pooling of interests.

    F. Concurrent with the execution of this Agreement and as an inducement to Avant! and Merger Sub to enter into this Agreement, Roy E. Jewell, Bennet Weintraub, Lung Chu, Jue-Hsien Chern, David M. Lee, Robert W. Dutton, William E. Drobish, Louis A. Delmonico and Ronald A. Rohrer (the "Shareholders") who are officers and directors of TMAI, have on the date hereof entered into an agreement to vote the shares of TMAI's Common Stock owned by such persons to approve the Merger.

    NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California General Corporation Law ("California Law"), Merger Sub shall be merged with and into TMAI, the separate corporate existence of Merger Sub shall cease and TMAI shall continue as the surviving corporation. TMAI as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

    1.2 CLOSING; EFFECTIVE TIME. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the date on which the Closing shall occur, the "Closing Date" or the "Effective Date"). The Closing shall take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 155 Constitution Drive, Menlo Park, California, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger, in form reasonably satisfactory to Avant! and TMAI (the "Agreement of Merger"), with the Secretary of State of the State of

California, in accordance with the relevant provisions of California Law (the time of such filing being the "Effective Time").

    1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of TMAI and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of TMAI and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.4  ARTICLES OF INCORPORATION; BYLAWS.

    (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended; provided, however, that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is TMAI."

    (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

    1.5 DIRECTORS AND OFFICERS. At the Effective Time, the directors of Merger Sub shall be the initial directors of the Surviving Corporation and the officers of Merger Sub shall be the initial officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

    1.6 EFFECT ON CAPITAL STOCK. By virtue of the Merger and without any action on the part of Merger Sub, Avant!, TMAI or the holders of any of the following securities:

        (a) CONVERSION OF TMAI COMMON STOCK. At the Effective Time, each share of TMAI Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of TMAI Common Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares (as defined in Section
    1.7 below)) will be canceled and extinguished and will be converted automatically into the right to receive a fraction of a share of Avant! Common Stock (the "Exchange Ratio"), the numerator of which is equal to (i) $17.00, and the denominator of which is equal to (ii) the average of the per share closing prices of Avant! Common Stock as quoted on the Nasdaq National Market for the ten (10) consecutive trading days ending three (3) business days prior to the Effective Date of the Merger (the "Average Nasdaq Per Share Price"). Notwithstanding anything to the contrary set forth herein, in the event that the Average Nasdaq Per Share Price is greater than $35.678 (the "Maximum Price"), then the Exchange Ratio shall be 0.476484, and in the event that the Average Nasdaq Per Share Price is less than $25.678 (the "Minimum Price"), then the Exchange Ratio shall be 0.662045.

        (b) CANCELLATION OF TMAI COMMON STOCK OWNED BY AVANT! OR TMAI. At the Effective Time, all shares of TMAI Common Stock that are owned by TMAI and each share of TMAI Common Stock owned by Avant! or any direct or indirect wholly owned subsidiary of Avant! or of TMAI immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

        (c) TMAI STOCK PLANS. At the Effective Time, the 1996 Equity Incentive Plan, the 1995 Stock Option Plan and the 1989 Stock Option Plan of TMAI, and all options to purchase TMAI Common Stock then outstanding under such plans, shall be assumed by Avant! in accordance with Section 5.13. The TMAI 1989 Stock Option Plan, 1995 Stock Option Plan and 1996 Equity Incentive Plan are sometimes collectively referred to herein as the "TMAI Stock Plans."

        (d) TMAI EMPLOYEE STOCK PURCHASE PLAN. At the Effective Time, the TMAI 1996 Employee Stock Purchase Plan (the "TMAI ESPP") and all of the existing rights and obligations of TMAI pursuant to the outstanding subscription rights thereunder shall be assumed by Avant! in accordance with Section 5.13.

        (e) CAPITAL STOCK OF MERGER SUB. At the Effective Time, each share of Common Stock, no par value, of Merger Sub ("Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

        (f) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Avant! Common Stock or TMAI Common Stock), reorganization, recapitalization or other like change with respect to Avant! Common Stock or TMAI Common Stock occurring after the date hereof and prior to the Effective Time.

        (g) FRACTIONAL SHARES. No fraction of a share of Avant! Common Stock will be issued, but in lieu thereof each holder of shares of TMAI Common Stock who would otherwise be entitled to a fraction of a share of Avant! Common Stock (after aggregating all fractional shares of Avant! Common Stock to be received by such holder) shall receive from Avant! an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Average Nasdaq Per Share Price.

    1.7 DISSENTERS' RIGHTS. If, as of the Effective Time, holders of TMAI Common Stock have complied with all requirements for perfecting and not forfeited dissenters' rights ("Dissenting Shares") in connection with the Merger under California Law, such Dissenting Shares shall not be converted into Avant! Common Stock but instead shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the California Law. TMAI shall give Avant! prompt notice of any demand received by TMAI to require TMAI to pay the value of any Dissenting Shares of TMAI Common Stock, and Avant! shall have the right to participate in all negotiations and proceedings with respect to such demand. TMAI agrees that, except with the prior written consent of Avant!, it will not make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares (a "Dissenting Shareholder") who, pursuant to the provisions of California Law, becomes entitled to payment of the value of shares of TMAI Common Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). In the event of a legal obligation, after the Effective Time, to deliver shares of Avant! Common Stock to any holder of shares of TMAI Common Stock who shall have failed to make an effective payment demand or shall have lost his or her status as a Dissenting Shareholder, Avant! shall issue and deliver, upon surrender by such Dissenting Shareholder of his or her certificate or certificates representing shares of TMAI Common Stock, the shares of Avant! Common Stock to which such Dissenting Shareholder is then entitled under Section 1.6(a) and cash in lieu of fractional shares pursuant to Section 1.6(g).

    1.8  SURRENDER OF CERTIFICATES.

    (a) EXCHANGE AGENT. Harris Trust Company of California shall act as exchange agent (the "Exchange Agent") in the Merger.

    (b) AVANT! TO PROVIDE COMMON STOCK AND CASH. As soon as practicable after the Effective Time, but no later than two (2) business days thereafter, Avant! shall make available to the Exchange Agent for exchange in accordance with this
Article I, through such reasonable procedures as Avant! may adopt, (i) the shares of Avant! Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of TMAI Common Stock outstanding immediately prior to the Effective Time and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(g).

    (c) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, but no later than five (5) business days thereafter, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of TMAI Common Stock, whose shares were converted into the right to receive shares of Avant! Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Avant! may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Avant! Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Avant!, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of record of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Avant! Common Stock and payment in lieu of fractional shares which such holder of record has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of TMAI Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than as provided in subsection
(d) below, to evidence only the ownership of the number of full shares of Avant! Common Stock into which such shares of TMAI Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

    (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Avant! Common Stock with a record date after the Effective Time will be paid to the holder of record of any unsurrendered Certificate with respect to the shares of Avant! Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Avant! Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.8(d)) with respect to such shares of Avant! Common Stock.

    (e) TRANSFERS OF OWNERSHIP. If any certificate for shares of Avant! Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Avant! or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Avant! Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Avant! or any agent designated by it that such tax has been paid or is not payable.

    (e) NO LIABILITY. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    1.9 NO FURTHER OWNERSHIP RIGHTS IN TMAI COMMON STOCK. All shares of Avant! Common Stock issued upon the surrender for exchange of shares of TMAI Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of TMAI Common Stock, and following the Effective Time there shall be no further registration of transfers on the records of the Surviving Corporation of shares of TMAI Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

    1.10 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Avant! Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Avant!, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    1.11 TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of
Section 368 of the Code and (ii) qualify for accounting treatment as a pooling of interests. No party shall take any action which, to such party's knowledge, would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code or to fail to qualify for accounting treatment as a pooling of interest.

    1.12 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of TMAI and Merger Sub, the officers and directors of TMAI and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE II
                     REPRESENTATIONS AND WARRANTIES OF TMAI

    In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole; PROVIDED, HOWEVER, that (i) any adverse change, event or effect that is demonstrated to be primarily caused by conditions affecting the United States economy generally or the economy of any nation or region in which such entity or any of its subsidiaries conducts business that is material to the business of such entity and its subsidiaries, taken as a whole, shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" on or with respect to such entity, (ii) any adverse change, event or effect that is demonstrated to be primarily caused by conditions generally affecting the integrated circuit design automation software industry shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" on or with respect to such entity, (iii) any adverse change, event or effect that is demonstrated to be primarily caused by the announcement or pendency of the Merger shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" on or with respect to such entity, and (iv) any adverse change in the stock price of an entity as quoted on the Nasdaq National Market shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" on or with respect to such entity.

    In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after due and diligent inquiry of officers, directors and other employees of such party and its subsidiaries reasonably believed to have knowledge of such matters.

    Except as disclosed in a document of even date herewith and delivered by TMAI to Avant! prior to the execution and delivery of this Agreement and referring to the representations and warranties in this

Agreement (the "TMAI Disclosure Schedule"), TMAI represents and warrants to Avant! and Merger Sub as follows:

    2.1 ORGANIZATION, STANDING AND POWER. Each of TMAI and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of TMAI and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on TMAI. TMAI has delivered a true and correct copy of the Articles of Incorporation (referred to herein as TMAI's "Articles of Incorporation") and Bylaws or other charter documents, as applicable, of TMAI and each of its subsidiaries, each as amended to date, to Avant!. Neither TMAI nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. TMAI is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by TMAI free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating TMAI or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as disclosed in the TMAI SEC Documents (as defined in Section 2.4), TMAI does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

    2.2 CAPITAL STRUCTURE. The authorized capital stock of TMAI consists of 25,000,000 shares of Common Stock, no par value, and 4,000,000 shares of Preferred Stock, no par value, of which there were issued and outstanding as of the close of business on August 31, 1997, 8,089,027 shares of TMAI Common Stock and no shares of Preferred Stock. There are no other outstanding shares of capital stock or voting securities of TMAI and no outstanding commitments to issue any shares of capital stock or voting securities of TMAI after August 31, 1997 other than pursuant to (i) the exercise of options under the TMAI Stock Plans and the 1996 Directors Stock Option Plan of TMAI (the "Directors Plan") or
(ii) the exercise of subscription rights outstanding as of such date under the TMAI ESPP. All outstanding shares of TMAI Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of TMAI or any agreement to which TMAI is a party or by which it is bound. As of the close of business on August 31, 1997, TMAI had reserved (i) 1,500,000 shares of TMAI Common Stock for issuance to employees pursuant to the 1996 TMAI Equity Incentive Plan, of which no shares have been issued pursuant to option exercises and 800,200 shares are subject to outstanding, unexercised options, (ii) 200,000 shares of TMAI Common Stock for issuance to employees pursuant to the TMAI ESPP, of which 56,799 shares have been issued and no shares remain purchasable under outstanding, unexercised subscription rights and no more than 143,201 shares are subject to outstanding subscriptions, (iii) 229,925 shares of TMAI Common Stock for issuance to employees pursuant to the TMAI 1989 Stock Option Plan, of which no shares have been issued pursuant to option exercises and no shares are subject to outstanding, unexercised options, (iv) 525,525 shares of TMAI Common Stock for issuance to employees pursuant to the TMAI 1995 Stock Option Plan, of which no shares have been issued pursuant to option exercises and no shares are subject to outstanding, unexercised options, and (v) 150,000 shares of TMAI Common Stock for issuance to board members pursuant to the Directors Plan, of which no shares have been issued pursuant to option exercises and 15, 000 shares are subject to outstanding, unexercised options. No Stock Bonuses, Restricted Stock Awards or other stock-based awards (as all of such terms are defined in the 1996 TMAI Equity Incentive Plan) have been issued prior to the date hereof under the 1996 TMAI Equity Incentive Plan. Since August 31, 1997, TMAI has not
(i) issued or granted additional options under any of the TMAI Stock Plans or the Directors Plan or (ii) accepted any additional Common Stock subscriptions or otherwise granted any additional purchase rights under the TMAI ESPP, except as set forth in the TMAI Disclosure Schedule. Except for the rights created pursuant to this Agreement and as disclosed in this Section 2.2, there are no other options, warrants, calls, rights, commitments or agreements of any character to which TMAI is a party or by which it is bound obligating TMAI to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of TMAI or obligating TMAI to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, registration, purchase or sale of TMAI's capital stock (i) between or among TMAI and any of its shareholders or
(ii) to TMAI's knowledge, between or among any of TMAI's shareholders other than the Shareholder Agreements entered into pursuant hereto. The terms of the TMAI Stock Plans permit the assumption or substitution of options to purchase Avant! Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the TMAI shareholders, or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for those options. No benefits under any of such TMAI Stock Plans will accelerate in connection with the Merger. No other outstanding options, whether under the TMAI Stock Plans or otherwise, will be accelerated in connection with the Merger, except options outstanding under the Directors Plan. The most recent two-year offering period (as contemplated by the TMAI ESPP) commenced under the TMAI ESPP on August 1, 1997, and except for the subscriptions to acquire no more than 143,201 shares of TMAI Common Stock under the TMAI ESPP, there are no other subscriptions or purchase rights or options outstanding under the TMAI ESPP. True and complete copies of all agreements and instruments relating to or issued under the TMAI Stock Plans, the Directors Plan and the TMAI ESPP have been made available to Avant! and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Avant!. TMAI will update the TMAI Disclosure Schedule to reflect outstanding shares and options as of the Effective Time.

    2.3 AUTHORITY. TMAI has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of TMAI, subject only to the approval of the Merger by TMAI's shareholders as contemplated by Section 6.1(a). This Agreement has been duly executed and delivered by TMAI and, subject to receipt of such shareholder approval, constitutes the valid and binding obligation of TMAI enforceable against TMAI in accordance with its terms. The Board of Directors of TMAI has unanimously approved this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by TMAI does not, and, subject to receipt of shareholder approval and the consents contemplated by
Section 2.3 of the TMAI Disclosure Schedule, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under (i) any provision of the Articles of Incorporation or Bylaws of TMAI or any of its subsidiaries, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to TMAI or any of its subsidiaries or any of their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) would not have had and would not reasonably be expected to have a Material Adverse Effect on TMAI. Except as set forth in the TMAI Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to TMAI or any of its subsidiaries in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Agreement of Merger as provided in Section 1.2; (ii) the filing with the

Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. (the "NASD") of the Proxy Statement (as defined in
Section 2.17) relating to the TMAI Shareholders' Meeting (as defined in Section 2.17) and any clearance thereof by the SEC (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iv) filings required to be made by each of TMAI and Avant! under the HSR Act (as defined in Section 5.21 below); and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on TMAI and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

    2.4 SEC DOCUMENTS; FINANCIAL STATEMENTS. TMAI has furnished to Avant! a true and complete copy of each statement, report, registration statement (together with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Securities Act"), if any), definitive proxy statement and other filings filed with the SEC by TMAI on or after September 20, 1996, and, prior to the Effective Time, TMAI will have furnished Avant! with true and complete copies of any additional documents filed with the SEC by TMAI prior to the Effective Time (collectively, the "TMAI SEC Documents"). In addition, TMAI has made available to Avant! all exhibits to the TMAI SEC Documents filed prior to the date hereof, and will promptly make available to Avant! all exhibits to any additional TMAI SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the TMAI SEC Documents have been so filed. As of their respective filing dates, or, with respect to registration statements as of their effective dates, the TMAI SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act, and none of the TMAI SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected, modified or superseded by a subsequently filed TMAI SEC Document. The financial statements of TMAI, including the notes thereto, included in the TMAI SEC Documents (the "TMAI Financial Statements"), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto). The TMAI Financial Statements fairly present in all material respects the consolidated financial condition and operating results of TMAI and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in TMAI accounting policies except as described in the notes to the TMAI Financial Statements.

    2.5 ABSENCE OF CERTAIN CHANGES. Except as set forth in the TMAI Disclosure Schedule or in the TMAI SEC Documents, since June 30, 1997 (the "TMAI Balance Sheet Date"), TMAI has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in a Material Adverse Effect on TMAI; (ii) any acquisition, sale or transfer of any material asset of TMAI or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by TMAI or any revaluation by TMAI of any of its or any of its subsidiaries' assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of TMAI, or any direct or indirect redemption, purchase or other acquisition by TMAI of any of its shares of capital stock except for the repurchase at cost of unvested shares held by TMAI employees on the termination of employment; (v) any material contract entered into by TMAI or any of its subsidiaries, other than in the ordinary course of business and as provided to Avant!, or any material amendment or termination of, or default under, any material contract to which TMAI or any of its subsidiaries is a party or by which it is bound; (vi) any action by TMAI or, to TMAI's knowledge, any affiliate of TMAI which might reasonably be expected to preclude the ability of Avant! to account for the business combination to be effected by the Merger as a "pooling of interests" under generally accepted accounting principles; (vii) any increase in the compensation payable or to become payable by TMAI to any of its officers, directors, consultants or employees (except for salary or rate increases granted to such persons in the ordinary course of business and consistent with prior practice); (viii) any (A) grant of any severance or termination pay to any director, officer or employee of TMAI or any of its subsidiaries except in the ordinary course of business and consistent with past practice, (B) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of TMAI or any such subsidiary except in the ordinary course of business and consistent with past practice, (C) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, or (D) any increase in compensation, bonus or other benefits payable to directors, officers or employees of TMAI or any such subsidiary, in each case other than in the ordinary course of business consistent with past practice; or (ix) any negotiation or agreement by TMAI or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (viii) (other than negotiations with Avant! and its representatives regarding the transactions contemplated by this Agreement). Any agreement or obligation to provide severance or termination payments and any employment, deferred compensation or other similar agreements and the material terms thereof are set forth on Section 2.5 of the TMAI Disclosure Schedule.

    2.6 ABSENCE OF UNDISCLOSED LIABILITIES. TMAI has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in TMAI's Quarterly Report on Form 10-Q for the period ended June 30, 1997 (the "TMAI Balance Sheet"); (ii) those incurred in the ordinary course of business and not required to be set forth in the TMAI Balance Sheet under generally accepted accounting principles; (iii) those incurred in the ordinary course of business since the TMAI Balance Sheet Date and consistent with past practice; and (iv) those incurred in connection with the execution and delivery of this Agreement and the transactions contemplated hereby.

    2.7 PERMITS AND LICENSES. TMAI is now the holder of all licenses, franchises, ordinances, authorizations, permits, and certificates, domestic or foreign (collectively, the "TMAI Licenses"), necessary to enable it to continue to conduct its business in all material respects, as presently conducted, except where the failure to have such TMAI Licenses, individually or in the aggregate, would not have a Material Adverse Effect on TMAI. All of the TMAI Licenses are in full force and effect. TMAI has no reason to believe that any Federal, state, or local government or agency having jurisdiction will revoke, cancel, rescind, refuse to renew in the ordinary course, or modify any of the TMAI Licenses. There is not now pending, or, to the knowledge of TMAI, threatened any investigation before any such Federal, state, or local governments or agencies which, either individually or in the aggregate, would have a Material Adverse Effect on TMAI. TMAI has conducted its business so as to comply with all applicable laws, regulations, ordinances, and codes, domestic and foreign, including, without limitation, laws, regulations, ordinances, and codes relating to the protection of the environment, the failure to comply with which could reasonably be expected to have a Material Adverse Effect on TMAI.

    2.8  PROPERTIES AND CONTRACTS.

    (a) TMAI owns, or is licensed to use, or leases, all property and assets, real and personal, tangible and intangible, used in or necessary for the conduct of its business as currently conducted, except in those cases where the failure so to own, license or lease would not have a Material Adverse Effect on TMAI and except as this subsection (a) may relate to TMAI Intellectual Property which is addressed exclusively by Section 2.10 below.

    (b) To the knowledge of TMAI, (i) all of the material contracts of TMAI are presently valid and existing and in full force and effect, and (ii) there is no violation or default or claim of violation or default by any party thereto and no condition or event has occurred which with notice or lapse of time or both would constitute a violation or default thereunder, except for any such failure or any such violation, default, or claim, which would not have a Material Adverse Effect on TMAI.

    2.9 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of TMAI, threatened against TMAI or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on TMAI or that arise out of or in any way relate to this Agreement, the Merger or any of the transactions contemplated hereby. From the date of this Agreement until the Effective Time, TMAI shall promptly advise Avant! of any such action, suit, proceeding, claim, arbitration or investigation that is commenced, or, to the knowledge of TMAI, threatened against TMAI or any of its subsidiaries. There is no judgment, decree or order against TMAI or any of its subsidiaries, or, to the knowledge of TMAI, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or that could reasonably be expected to have a Material Adverse Effect on TMAI.

    2.10  INTELLECTUAL PROPERTY.

    (a) TMAI and/or its subsidiaries own, or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form), and tangible or intangible proprietary information or material ("TMAI Intellectual Property") that are used in the business of TMAI and its subsidiaries as currently conducted (including with respect to products currently under development), except to the extent that the failure to have such rights has not had and would not reasonably be expected to have a Material Adverse Effect on TMAI.

    (b) Section 2.10 of the TMAI Disclosure Schedule lists (i) all patents and patent applications and all material registered and unregistered trademarks, trade names and service marks, registered copyrights, and maskworks that are included in the TMAI Intellectual Property, in each case where such applications have been filed by or registered in the name of TMAI or assigned to TMAI, including the jurisdictions in which each such TMAI Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which TMAI is a party and pursuant to which any person is authorized to use any TMAI Intellectual Property other than end user licenses entered into with customers of TMAI in the ordinary course of business, and
(iii) all licenses, sublicenses and other agreements as to which TMAI is a party and pursuant to which TMAI is authorized to use any third party patents, trademarks or copyrights, including software ("TMAI Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any TMAI product that is material to its business or any TMAI product under development that is expected to be material to its business, other than end user licenses of commercially available products of third parties entered into in the ordinary course of business.

    (c) To the knowledge of TMAI, there is no material unauthorized use, disclosure, infringement or misappropriation of any TMAI Intellectual Property rights of TMAI or any of its subsidiaries, any trade secret material to TMAI or any of its subsidiaries, or any TMAI Intellectual Property right of any third party to the extent licensed by or through TMAI or any of its subsidiaries, by any third party, including any employee or former employee of TMAI or any of its subsidiaries. Neither TMAI nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement by any TMAI Intellectual Property, other than indemnification provisions contained in end user licenses, distribution agreements or sales representative agreements entered into with customers of TMAI arising in the ordinary course of business.

    (d) Neither TMAI nor any of its subsidiaries is, nor will they be as a result of the execution and delivery of this Agreement or the performance of their respective obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the TMAI Intellectual Property or TMAI Third Party Intellectual Property Rights, which breach would have a Material Adverse Effect on TMAI.

    (e) To TMAI's knowledge, all patents, registered trademarks, service marks and copyrights held by TMAI or any of its subsidiaries are valid and subsisting. TMAI (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party;
(ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which such infringement would have a Material Adverse Effect on TMAI; and (iii) has not brought any action, suit or proceeding for infringement of TMAI Intellectual Property or breach of any license or agreement involving TMAI Intellectual Property against any third party.

    (f) TMAI has secured from all consultants and employees who contributed to the creation or development of TMAI Intellectual Property valid written assignments of the rights to such contributions that TMAI does not already own by operation of law, the absence of which would have a Material Adverse Effect on TMAI.

    (g) TMAI has taken reasonable and practical steps to protect and preserve the confidentiality of all TMAI Intellectual Property not otherwise protected by patents, patent applications or copyright ("TMAI Confidential Information"). It is TMAI's policy that all use, disclosure or appropriation of TMAI Confidential Information owned by TMAI by or to a third party be pursuant to the terms of a written agreement between TMAI and such third party. All use, disclosure or appropriation of TMAI Confidential Information not owned by TMAI has been pursuant to the terms of a written agreement between TMAI and the owner of such TMAI Confidential Information, or is otherwise lawful.

    2.11 ENVIRONMENTAL MATTERS. To the knowledge of TMAI, each of TMAI and its subsidiaries is and at all times has been in compliance with all foreign, federal, state and local laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or waste, except to the extent noncompliance with such laws has not had and could not reasonably be expected to have a Material Adverse Effect on TMAI.

    2.12 TAXES. TMAI and each of its subsidiaries, and each member of any consolidated, combined or unitary group for Tax purposes of which TMAI or any of its subsidiaries is or has been a member have timely filed all Tax Returns required to be filed by them (other than those that are not, individually or in the aggregate, material) and have paid all Taxes shown thereon to be due. The TMAI Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes with respect to all periods through June 30, 1997 and TMAI and each of its subsidiaries have not and will not incur any Tax liability in excess of the amount reflected on the TMAI Financial Statements with respect to such periods, and (ii) properly accrue in accordance with generally accepted accounting principles all liabilities for Taxes payable after June 30, 1997 with respect to all transactions and events occurring on or prior to such date. No material Tax liability since June 30, 1997 has been incurred by TMAI or its subsidiaries other than in the ordinary course of business and adequate provision has been made in the TMAI Financial Statements for all Taxes since that date in accordance with generally accepted accounting principles on at least a quarterly basis. TMAI and each of its subsidiaries have withheld and paid or will timely pay to the applicable financial institution or Tax Authority all amounts required to be withheld. No notice of deficiency or similar document of any Tax Authority has been received by either TMAI or any of its subsidiaries, and there are no liabilities for Taxes with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to TMAI and its subsidiaries, materially and adversely affect the liability of TMAI and its subsidiaries for Taxes. Except as disclosed in the TMAI Disclosure Schedule, there (i) is no material claim for Taxes that is a lien against the property of TMAI or any of its subsidiaries other than liens for Taxes not yet due and payable, (ii) has been no notification received by TMAI of any audit of any Tax Return of TMAI or any of its subsidiaries being conducted, pending or threatened by a Tax Authority, and (iii) is no extension or waiver of the statute of limitations on the assessment of any Taxes granted by TMAI or any of its subsidiaries that is currently in effect, and (iv) is no agreement, contract or arrangement to which TMAI or any of its subsidiaries is a party that may result in the payment of any material amount that would not be deductible by reason of Sections 280G or 404 of the Code. TMAI will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Neither TMAI nor any of its subsidiaries is a party to any Tax sharing or Tax allocation agreement nor does TMAI or any of its subsidiaries owe any amount under any such agreement. TMAI and each of its subsidiaries are in material compliance with all terms and conditions of any Tax exemptions or other Tax sharing agreement or order of a foreign government applicable to them and the consummation of the Merger shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or other Tax sharing agreement or order. For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and
(iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form including, without limitation, estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns required to be filed with respect to Taxes.

    2.13  EMPLOYEE BENEFIT PLANS.

    (a) Section 2.13 of the TMAI Disclosure Schedule lists, with respect to TMAI, any subsidiary of TMAI and any trade or business (whether or not incorporated) which is treated as a single employer with TMAI (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code,
(i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of TMAI and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of TMAI of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of TMAI (together, the "TMAI Employee Plans").

    (b) TMAI has furnished to Avant! a copy of each of the TMAI Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets and the most recent summary plan descriptions) and has, with respect to each TMAI Employee Plan which is subject to ERISA reporting requirements, provided copies of the most recent Form 5500 report. Any TMAI Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the

Internal Revenue Service a favorable determination as to its qualified status under the Code, including the provisions of the Tax Reform Act of 1986, or has applied to the Internal Revenue Service for such a determination prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination and to make any amendments necessary to obtain a favorable determination. TMAI has also furnished Avant! with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such TMAI Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any TMAI Employee Plan subject to Code Section 401(a).

    (c) (i) None of the TMAI Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, with respect to any TMAI Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect on TMAI; (iii) each TMAI Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect on TMAI or as otherwise disclosed in the TMAI Disclosure Schedule; (iv) neither TMAI nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the TMAI Employee Plans; (v) all material contributions required to be made by TMAI or any subsidiary or ERISA Affiliate to any TMAI Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for such required contributions to each TMAI Employee Plan for the current plan years; and (vi) no TMAI Employee Plan is covered by, and neither TMAI nor any subsidiary or ERISA Affiliate has incurred or expects to incur any material liability under, Title IV of ERISA or Section 412 of the Code. With respect to each TMAI Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, TMAI has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such TMAI Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of TMAI is threatened, against or with respect to any such TMAI Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither TMAI nor any TMAI subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

    (d) With respect to each TMAI Employee Plan, TMAI and each of its United States subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), and the proposed regulations thereunder, and (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder, except, in each case, to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on TMAI.

    (e) Except as otherwise disclosed in the TMAI Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of TMAI, any TMAI subsidiary or any other ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider.

    (f) There has been no amendment to, written interpretation or announcement (whether or not written) by TMAI, any TMAI subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any TMAI Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in TMAI's financial statements.

    2.14 CERTAIN AGREEMENTS AFFECTED BY THE MERGER. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of TMAI or any of its subsidiaries,
(ii) materially increase any benefits otherwise payable by TMAI or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

    2.15 BROKERS' AND FINDERS' FEES. TMAI has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than fees and expenses payable to Wessels, Arnold & Henderson, L.L.C. and Cowen and Company as set forth on Section 2.15 of the TMAI Disclosure Schedule.

    2.16 OPINION OF TMAI FINANCIAL ADVISOR. TMAI has received the opinion of Wessels, Arnold & Henderson, L.L.C. and Cowen and Company, to the effect that, as of the date hereof, the consideration to be received by TMAI's shareholders in the Merger is fair, from a financial point of view, to the shareholders of TMAI.

    2.17 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The written information supplied by TMAI expressly for the purpose of inclusion in the registration statement on Form S-4 (or such other or successor form as shall be appropriate) pursuant to which the issuance of the shares of Avant! Common Stock to be issued in the Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The written information supplied by TMAI expressly for the purpose of inclusion in the combined proxy statement/prospectus to be sent to the shareholders of TMAI in connection with the meetings of TMAI's shareholders (the "TMAI Shareholders Meeting") and Avant!'s stockholders (the "Avant! Stockholders Meeting") to be held in connection with the Merger (such proxy statement/ prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to TMAI's shareholders, at the time of the TMAI Shareholders Meeting and at the Effective Time, contain any material statement which, at such time, is false or misleading or omits to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the TMAI's Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by TMAI which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, TMAI shall promptly inform Avant!. Notwithstanding the foregoing, TMAI makes no representation, warranty or covenant with respect to any information supplied by Avant! or Merger Sub that is contained in any of the foregoing documents.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF AVANT! AND MERGER SUB

    Except as disclosed in a document of even date herewith and delivered by Avant! to TMAI prior to the execution and delivery of this Agreement and referring to the representations and warranties in this

Agreement (the "Avant! Disclosure Schedule"), Avant! and Merger Sub jointly and severally represent and warrant to TMAI as follows:

    3.1 ORGANIZATION, STANDING AND POWER. Each of Avant! and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Avant! and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Avant!. Avant! has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Avant! and each of its subsidiaries, each as amended to date, to TMAI. Neither Avant! nor Merger Sub is in violation of any of the provisions of its Certificate or Articles of Incorporation or Bylaws or equivalent organizational documents. Avant! is the owner of all outstanding shares of capital stock of Merger Sub and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of Merger Sub are owned by Avant! free and clear of all liens, charges, claims or encumbrances or rights of others. Merger Sub was formed on September 5, 1997 for the purpose of consummating this Merger and has no material assets or liabilities and will conduct no business except as is necessary for such purpose.

    3.2 CAPITAL STRUCTURE. The authorized capital stock of Avant! consists of 75,000,000 shares of Common Stock, $.0001 par value, and 5,000,000 shares of Preferred Stock, $.0001 par value, of which there were issued and outstanding as of the close of business on August 31, 1997, 25,926,728 shares of Avant! Common Stock and no shares of Preferred Stock. There are no other outstanding shares of capital stock or voting securities of Avant! and no outstanding commitments to issue any shares of capital stock or voting securities of Avant! after August 31, 1997, other than shares of Avant! Common Stock issued after August 31, 1997 upon the exercise of options under the Avant! 1995 Stock Option/Stock Issuance Plan, the Integrated Silicon Systems, Inc. stock option plans, the Meta-Software, Inc. stock option plans, the NexSyn, Inc. stock option plans, the FrontLine Design Automation, Inc. stock option plans and the Anagram, Inc. stock option plans (the "Avant! Stock Option Plans"). The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, no par value, all of which are issued and outstanding and are held by Avant!. All outstanding shares of Avant! and Merger Sub have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Avant! or any agreement to which Avant! is a party or by which it is bound. As of August 31, 1997, Avant! had reserved 4,537,209 shares of Avant! Common Stock for issuance to employees, directors and independent contractors pursuant to the Avant! Stock Option Plans, of which approximately 21,861 shares have been issued pursuant to option exercises, and approximately 1,697,089 shares are subject to outstanding, unexercised options. Other than this Agreement and the Agreement and Plan of Reorganization dated as of July 31, 1997 and as amended on August 27, 1997 among Avant!, GB Acquisition Corporation, Compass Design Automation, Inc., and VLSI Technology, Inc. (the "Compass Agreement"), there are no other options, warrants, calls, rights, commitments or agreements of any character to which Avant! or Merger Sub is a party or by which either of them is bound obligating Avant! or Merger Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Avant! or Merger Sub or obligating Avant! or Merger Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of Avant! Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable, will not be subject to any preemptive or other statutory right of stockholder, will be issued in compliance with applicable U.S. Federal and State securities laws and will be free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. Except for the Registration Rights Agreement dated November 27, 1996, by and among Avant! and Badruddin Agarwala, on behalf of the shareholders and the holders of warrants of FrontLine Design Automation, Inc., there are no contracts, commitments or agreements relating to voting, registration, purchase or sale of Avant!'s capital stock (i) between or among Avant! and any of its stockholders or (ii) to the best of Avant!'s knowledge, between or among any of Avant!'s stockholders.

    3.3 AUTHORITY. Each of Avant! and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Avant! and Merger Sub, subject only to the approval of the issuance of shares of Avant! Common Stock in the Merger by the stockholders of Avant!. This Agreement has been duly executed and delivered by each of Avant! and Merger Sub and constitutes the valid and binding obligations of each of Avant! and Merger Sub, enforceable against each in accordance with its terms. The Boards of Directors of Avant! and Merger Sub have unanimously approved this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Avant! or any of its subsidiaries, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Avant! or any of its subsidiaries or their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) would not have had and would not reasonably be expected to have a Material Adverse Effect on Avant!. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Avant! or any of its subsidiaries in connection with the execution and delivery of this Agreement by Avant! and Merger Sub or the consummation by each of Avant! and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger as provided in Section 1.2, (ii) the filing with the SEC and NASD of the Registration Statement, (iii) the filing of a Form 8-K with the SEC and NASD within fifteen (15) days after the Closing Date, (iv) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (v) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares, in each case with respect to the shares of Avant! Common Stock issuable upon conversion of the TMAI Common Stock in the Merger and upon exercise of the options, subscriptions or other awards, as the case may be, under the TMAI Stock Plans and the TMAI ESPP to be assumed by Avant!, (vi) filings required to be made by each of Avant! and TMAI under the HSR Act (as defined in Section 5.21 below);
(vii) the filing of a registration statement on Form S-8 covering the Avant! Common Stock issuable pursuant to outstanding options under the TMAI Stock Plans and TMAI ESPP; and (viii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Avant! or would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

    3.4 SEC DOCUMENTS; FINANCIAL STATEMENTS. Avant! has furnished to TMAI a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings filed with the SEC by Avant! since June 6, 1995, and, prior to the Effective Time, Avant! will have furnished TMAI with true and complete copies of any additional documents filed with the SEC by Avant! prior to the Effective Time (collectively, the "Avant! SEC Documents"). In addition, Avant! has made available to TMAI all exhibits to the Avant! SEC Documents filed prior to the date hereof, and will promptly make available to TMAI all exhibits to any additional Avant! SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the TMAI SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired or have been terminated in accordance with their terms, and neither Avant! nor any of its subsidiaries is in material default thereunder. As of their respective filing dates, or, with respect to registration statements as of their effective dates, the Avant! SEC Documents complied in all material respects with the requirements of the

Exchange Act and the Securities Act, and none of the Avant! SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected, superseded or modified by a subsequently filed Avant! SEC Document. The financial statements of Avant!, including the notes thereto, included in the Avant! SEC Documents (the "Avant! Financial Statements") complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Avant! Financial Statements fairly present the consolidated financial condition and operating results of Avant! and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Avant! accounting policies except as described in the notes to the Avant! Financial Statements.

    3.5 ABSENCE OF CERTAIN CHANGES. Except as set forth in the Avant! SEC Documents, since June 30, 1997 (the "Avant! Balance Sheet Date"), Avant! has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in a Material Adverse Effect on Avant!;
(ii) any acquisition, sale or transfer of any material asset of Avant! or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Avant! or any revaluation by Avant! of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Avant!, or any direct or indirect redemption, purchase or other acquisition by Avant! of any of its shares of capital stock; (v) any material contract entered into by Avant!, other than the Compass Agreement or in the ordinary course of business and as provided to TMAI, or any material amendment or termination of, or default under, any material contract to which Avant! is a party or by which it is bound; (vi) any action by Avant! or, to Avant!'s knowledge, any affiliate of Avant! which might reasonably be expected to preclude the ability of Avant! to account for the business combination to be effected by the Merger as a "pooling of interests" under generally accepted accounting principles; or (vii) any negotiation or agreement by Avant! or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (viii) (other than negotiations with TMAI and its representatives regarding the transactions contemplated by this Agreement).

    3.6 LITIGATION. There is no action, suit, proceeding, arbitration or investigation pending or, to the knowledge of Avant!, threatened in writing against Avant! that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby. Except as set forth in the Avant! SEC Documents, Avant! is not aware of any other pending or threatened action, suit, proceeding, investigation or claim, or any reasonable basis therefor, that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Avant!. From the date of this Agreement until the Effective Time, Avant! shall promptly advise TMAI of any such action, suit, proceeding, claim, arbitration or investigation that is commenced, or, to the knowledge of Avant!, threatened in writing against Avant! or any of its subsidiaries. As of the date hereof, there is no judgment, decree or order against Avant! or any of its subsidiaries, or, to the knowledge of Avant!, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, alter or materially delay any of the transactions by this Agreement or that could reasonably be expected to have a Material Adverse Effect on Avant!.

    3.7 ABSENCE OF UNDISCLOSED LIABILITIES. Avant! has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Avant!'s Quarterly Report on Form 10-Q for the period ended June 30, 1997

(the "Avant! Balance Sheet"); (ii) those incurred in the ordinary course of business and not required to be set forth in the Avant! Balance Sheet under generally accepted accounting principles; (iii) those incurred in the ordinary course of business since the Avant! Balance Sheet Date and consistent with past practice; and (iv) those incurred in connection with the execution of this Agreement and the Compass Agreement and the transactions contemplated hereby or thereby.

    3.8 TAXES. Avant! and each of its subsidiaries, and each member of any consolidated, combined or unitary group for Tax purposes of which Avant! or any of its subsidiaries is or has been a member have timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. The Avant! Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes with respect to all periods through June 30, 1997 and Avant! and each of its subsidiaries have not and will not incur any Tax liability in excess of the amount reflected on the Avant! Financial Statements with respect to such periods, and (ii) properly accrue in accordance with generally accepted accounting principles all liabilities for Taxes payable after June 30, 1997 with respect to all transactions and events occurring on or prior to such date. No material Tax liability since June 30, 1997 has been incurred by Avant! or its subsidiaries other than in the ordinary course of business and adequate provision has been made in the Avant! Financial Statements for all Taxes since that date in accordance with generally accepted accounting principles on at least a quarterly basis. Avant! and each of its subsidiaries have withheld and paid or will timely pay to the applicable financial institution or Tax Authority all amounts required to be withheld. No notice of deficiency or similar document of any Tax Authority has been received by either Avant! or any of its subsidiaries, and there are no liabilities for Taxes with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to Avant! and its subsidiaries, materially and adversely affect the liability of Avant! and its subsidiaries for Taxes. There (i) is no material claim for Taxes that is a lien against the property of Avant! or any of its subsidiaries other than liens for Taxes not yet due and payable, (ii) has been no notification received by Avant! of any audit of any Tax Return of Avant! or any of its subsidiaries being conducted, pending or threatened by a Tax Authority, (iii) is no extension or waiver of the statute of limitations on the assessment of any Taxes granted by Avant! or any of its subsidiaries that is currently in effect, and (iv) is no agreement, contract or arrangement to which Avant! or any of its subsidiaries is a party that may result in the payment of any material amount that would not be deductible by reason of Sections 280G or 404 of the Code. Avant! will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Neither Avant! nor any of its subsidiaries is a party to any Tax sharing or Tax allocation agreement nor does Avant! or any of its subsidiaries owe any amount under any such agreement. Avant! and each of its subsidiaries are in full compliance with all terms and conditions of any Tax exemptions or other Tax-sharing agreement or order of a foreign government applicable to them and the consummation of the Merger shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or other Tax-sharing agreement or order.

    3.9 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The written information supplied by Avant! and Merger Sub expressly for the purpose of inclusion in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The written information supplied by Avant! expressly for the purpose of inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to TMAI's shareholders, at the time of TMAI's Shareholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for TMAI's Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Avant! or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Avant! or Merger Sub will promptly inform TMAI. Notwithstanding the foregoing, Avant! and Merger Sub make no representation, warranty or covenant with respect to any information supplied by TMAI which is contained in any of the foregoing documents.

    3.10 INTELLECTUAL PROPERTY. Avant! and/or its subsidiaries own, or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form), and tangible or intangible proprietary information or material that are used in the business of Avant! and its subsidiaries as currently conducted (including with respect to products currently under development), except to the extent that the failure to have such rights has not had a Material Adverse Effect on Avant! excluding the results and expense as of the date of this Agreement of any litigation or other court proceedings.

                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

    4.1 CONDUCT OF BUSINESS OF TMAI. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, TMAI agrees (except to the extent expressly contemplated by this Agreement or the Disclosure Schedules or as consented to in writing by Avant!) to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted; to pay and to cause its subsidiaries to pay debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes and (ii) in the case of Taxes of TMAI or any of its subsidiaries, to Avant!'s consent to the filing of material Tax Returns, if applicable; to pay or perform other obligations when due; to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations; to use its reasonable best efforts consistent with past practice to keep available the services of its and its subsidiaries' present officers and key employees; and to use its commercially reasonable efforts consistent with past practice to preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. TMAI agrees to promptly notify Avant! of any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could have a Material Adverse Effect. Without limiting the foregoing, except as expressly contemplated by this Agreement, TMAI shall not take, or agree in writing or otherwise to take, any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder in any material respect.

    4.2 COVENANTS OF TMAI. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or the TMAI Disclosure Schedule, TMAI shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Avant!, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Avant!'s consent shall be deemed given if the matter is discussed in advance with John P. Huyett, and he has received any additional information requested and, after such discussion and receipt of any additional requested information, he shall not have objected to the taking of the proposed action.

    (a) MATERIAL CONTRACTS. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the material terms of any of its material contracts, other than in the ordinary course of business consistent with past practice;

    (b) INTELLECTUAL PROPERTY. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

    (c) EXCLUSIVE RIGHTS. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

    (d) INDEBTEDNESS. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, other than in the ordinary course of business and consistent with past practice, which in the aggregate do not exceed $100,000;

    (e) LEASES. Enter into any operating lease in excess of an aggregate of $100,000;

    (f) PAYMENT OF OBLIGATIONS. Pay, discharge or satisfy in an amount in excess of $100,000 in any one case or $250,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the TMAI Financial Statements;

    (g) CAPITAL EXPENDITURES. Make any capital expenditures, capital additions or capital improvements over $100,000 except in the ordinary course of business and consistent with past practice;

    (h) INSURANCE. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

    (i) EMPLOYEE BENEFIT PLANS; NEW HIRES; PAY INCREASES. Adopt or amend any employee benefit or stock purchase or option plan, accept any new or additional subscriptions under the TMAI ESPP, or hire any officer level employee without prior consultation with Avant!, pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees, except in the ordinary course of business and consistent with past practices or as previously disclosed to Avant!;

    (j) SEVERANCE ARRANGEMENTS. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to standard written agreements outstanding on the date hereof or (B) grants which are made in the ordinary course of business in accordance with its standard past practice;

    (k) CHARTER DOCUMENTS. Cause or permit any amendments to its Articles of Incorporation or Bylaws or other similar organizational document;

    (l) ISSUANCE OF SECURITIES. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions (including subscription rights under the TMAI ESPP), rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor permitted under this Agreement; provided, however, that TMAI may, in the ordinary course of business consistent with past practice, grant (A) options for the purchase of up to an aggregate of 40,000 shares of common stock under the TMAI Stock Plans to existing employees and (B) options for the purchase of common stock under the TMAI Stock Plans to new employees; provided, however, that TMAI may not grant an individual options to purchase an aggregate of more than 10,000 shares of common stock pursuant to this subsection (l) of Section 4.2.

    (m) DIVIDENDS; CHANGES IN CAPITAL STOCK. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

    (n) STOCK OPTION PLANS, ETC. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock option agreements or stock plans or authorize cash payments in exchange for any options or other rights granted under any of such agreements or plans, except as disclosed in the TMAI Disclosure Schedule;

    (o) POOLING. To the knowledge of TMAI, take any action, that would interfere with Avant!'s ability to account for the Merger as a pooling of interests;

    (p) DISPOSITIONS. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, except in the ordinary course of business consistent with past practice;

    (q) LAWSUITS. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Avant! prior to the filing of such a suit, or (iii) for a breach of this Agreement;

    (r) ACQUISITIONS. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole;

    (s) TAXES. Other than as set forth in the TMAI Disclosure Schedule, or in the ordinary course of business, make or change any material election in respect of Taxes, except where such change or election would not have a Material Adverse Effect on TMAI and its subsidiaries, taken as a whole, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

    (t) REVALUATION. Revalue in any material respect any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

    (u) OTHER. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (t) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

    4.3 NOTICES. TMAI, with the assistance and advice of Avant!, shall give all notices and other information required to be given to the employees of TMAI, any collective bargaining unit representing any group of employees of TMAI, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Code, COBRA, and other applicable law in connection with the transactions provided for in this Agreement.

    4.4 OTHER OFFERS. (a) TMAI and its subsidiaries and the officers, directors, employees or other agents of TMAI and its subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (defined below) or (ii) engage in negotiations with, or disclose any nonpublic information relating to TMAI or any of it subsidiaries to, or afford access to the properties, books or records of TMAI or any of its subsidiaries to, any person that has advised TMAI that it may be considering making, or that has made, a Takeover Proposal; provided, however, that nothing herein shall prohibit TMAI's Board of Directors from taking and disclosing to TMAI's shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. TMAI will promptly notify Avant! after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to TMAI or any of its subsidiaries or for access to the properties, books or records of TMAI or any of its subsidiaries by any person that has advised TMAI that it may be considering making, or that has made, a Takeover Proposal and will keep Avant! fully informed of the status and details of any such Takeover Proposal notice or request. For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving TMAI or any of its subsidiaries or the acquisition of any significant equity interest in, or a significant portion of the assets of, TMAI or any of its subsidiaries, other than the transactions contemplated by this Agreement.

    (b) Notwithstanding the provisions of paragraph (a) above, prior to the Effective Time, TMAI may, to the extent the Board of Directors of TMAI determines, in good faith, based upon and consistent with advice received in consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (c), below, furnish information to any person, entity or group after such person, entity or group has delivered to TMAI in writing, an unsolicited bona fide Acquisition Proposal which the Board of Directors of TMAI in its good faith reasonable judgment determines, based upon and consistent with advice received in consultation with its independent legal and financial advisors, would result in a transaction more favorable than the Merger to the shareholders of TMAI from a financial point of view (a "TMAI Alternative Proposal"). In addition, notwithstanding the provisions of paragraph (a) above, in connection with a possible Acquisition Proposal, TMAI may refer any third party to this Section 4.4 or make a copy of this Section 4.4 available to a third party. In the event TMAI receives a TMAI Alternative Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of TMAI from recommending such TMAI Alternative Proposal to its Shareholders, if the Board determines, in good faith, based upon and consistent with advice received in consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law. In such case, the Board of Directors of TMAI may withdraw, modify or refrain from making its recommendation set forth in Section 5.1, and, to the extent it does so, TMAI may refrain from soliciting proxies to secure the vote of its shareholders as may be required by Section 5.2(a); PROVIDED, HOWEVER, that TMAI shall (i) provide at least 48 hours prior notice to Avant! of any TMAI Board meeting at which it is reasonably expected to contemplate an Alternative Proposal, and (ii) not recommend to its shareholders a TMAI Alternative Proposal for a period of not less than five (5) business days after Avant!'s receipt of a copy of such TMAI Alternative Proposal (or a description of the significant terms and conditions thereof, if not in writing); and PROVIDED, FURTHER, that nothing contained in this Section 4.4 shall limit TMAI's obligation to hold and convene the TMAI Shareholders' Meeting (regardless of whether the recommendation of the Board of Directors of TMAI shall have been withdrawn, modified or not yet made) or to provide the TMAI shareholders with material information relating to such a meeting.

    (c) Notwithstanding anything to the contrary in this Section 4.4, TMAI will not provide any non-public information to a third party unless: (i) TMAI provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; (ii) such non-public information has been previously delivered to Avant!; and (iii) TMAI advises Avant! in writing of such disclosure, including the party to whom disclosed.

    4.5 AVANT! OFFERS Avant! will not acquire or agree to acquire any direct competitor of TMAI if such acquisition would have reasonable likelihood of preventing or delaying the Merger.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.1 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, TMAI and Avant! shall prepare and file with the SEC preliminary proxy materials relating to the approval of the Merger and the transactions contemplated hereby by the shareholders of TMAI and Avant! and, as promptly as practicable following receipt of SEC comments thereon, Avant! shall file with the SEC a Registration Statement on Form S-4 (or such other or successor form as shall be appropriate), which complies in form with applicable SEC requirements and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable; provided, however, that Avant! shall have no obligation to agree to account for the Merger as a "purchase" in order to cause the Registration Statement to become effective. Subject to the provisions of Section 4.4, the Proxy Statement shall include the recommendation of the Board of Directors of TMAI in favor of the Merger.

    5.2  MEETING OF SHAREHOLDERS.

    (a) TMAI shall promptly after the date hereof take all action necessary in accordance with California Law and its Articles of Incorporation and Bylaws to convene the TMAI Shareholders Meeting on or prior to November 30, 1997 or as soon thereafter as is practicable and in any event on the date within forty (40) days of the date on which the Registration Statement shall be declared effective by the SEC, unless otherwise mutually agreed by the parties hereto. TMAI shall consult with Avant! and use all reasonable efforts to hold the TMAI Shareholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the TMAI Shareholders Meeting without the consent of Avant!. Subject to the provisions of Section 5.1 above, TMAI shall use its reasonable best efforts to solicit from shareholders of TMAI proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required to effect the Merger.

    (b) Avant! shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Avant! Stockholders Meeting on or prior to November 30, 1997 or as soon thereafter as is practicable and in any event on the date within forty (40) days of the date on which the Registration Statement shall be declared effective by the SEC, unless otherwise mutually agreed by the parties hereto. Avant! shall consult with TMAI and use all reasonable best efforts to hold the Avant! Stockholders Meeting on the same day as the TMAI Shareholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Avant! Stockholders meeting without the consent of TMAI. Avant! shall use its best efforts to solicit from stockholders of Avant! proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders to effect the Merger.

    5.3  ACCESS TO INFORMATION.

    (a) TMAI shall afford Avant! and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of TMAI's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of TMAI and its subsidiaries as Avant! may reasonably request. TMAI agrees to provide to Avant! and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Avant! shall afford TMAI and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Avant!'s and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Avant! and its subsidiaries as TMAI may reasonably request. Avant! agrees to provide to TMAI and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

    (b) Subject to compliance with applicable law governing the exchange of information, from the date hereof until the Effective Time, each of Avant! and TMAI shall confer on a regular and frequent basis with one or more representatives of the other party to report material operational matters and the general status of ongoing operations.

    (c) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

    5.4 CONFIDENTIALITY. The parties acknowledge that Avant! and TMAI have previously executed a non-disclosure agreement dated September 4, 1997 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

    5.5 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, Avant! and TMAI shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

    5.6  CONSENTS; COOPERATION.

    (a) Each of Avant! and TMAI shall promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, and shall use its reasonable best efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise. Subject to compliance with applicable law governing the exchange of information, the parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any federal or state antitrust or fair trade law.

    (b) Each of Avant! and TMAI shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Avant! and TMAI shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Avant! and TMAI decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither TMAI nor Avant! shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond January 31, 1998.

    (c) Notwithstanding anything to the contrary in subsection (a) or (b) above,
(i) neither Avant! nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Avant! or of Avant! combined with the Surviving Corporation after the Effective Time or (ii) neither TMAI nor its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on TMAI.

    5.7 POOLING ACCOUNTING. Avant! and TMAI shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests and to take such action as may be reasonably necessary to permit such treatment. Each of Avant! and TMAI shall use its best efforts to cause its "Affiliates" (as defined in Section 5.8) not to take any action that would adversely affect the ability of Avant! to account for the business combination to be effected by the Merger as a pooling of interest.

    5.8  AFFILIATES AGREEMENTS.

    (a) Section 5.8(a) of the TMAI Disclosure Schedule sets forth those persons who may be deemed "Affiliates" of TMAI within the meaning of paragraphs (c) and
(d) of Rule 145 promulgated under the Securities Act ("Rule 145"). TMAI shall provide Avant! such information and documents as Avant! shall reasonably request for purposes of reviewing such list. TMAI shall use its best efforts to deliver or cause to be delivered to Avant!, as soon as practicable following the execution of this Agreement (and in each case prior to the Effective Time) from each of the Affiliates of TMAI, an executed Affiliates Agreement in substantially the form attached hereto as EXHIBIT A-1. Avant! shall be entitled to place appropriate legends on the certificates evidencing any Avant! Common Stock to be received by such Affiliates of TMAI pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Avant! Common Stock, consistent with the terms of such Affiliates Agreements.

    (b) Section 5.8(b) of the Avant! Disclosure Schedule sets forth each person Avant! believes to be an "Affiliate" of Avant! within the meaning of paragraphs
(c) and (d) of Rule 145. Avant! will use its reasonable best efforts to deliver or cause to be delivered to TMAI, as soon as practicable following the execution of this Agreement (and in each case prior to the Effective Time) from each of the Affiliates of Avant!, an executed Affiliates Agreement in substantially the form attached hereto as EXHIBIT A-2.

    5.9 FIRPTA. TMAI shall, prior to the Closing Date, provide Avant! with a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") Notification Letter, in form and substance reasonably satisfactory to Avant!, which states that shares of capital stock of TMAI do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Avant!'s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, TMAI shall provide to Avant!, as agent for TMAI, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), which shall be in form and substance reasonably satisfactory to Avant!, along with written authorization for Avant! to deliver such notice form to the Internal Revenue Service on behalf of TMAI upon the Closing of the Merger.

    5.10 CONTINUITY OF INTEREST CERTIFICATES. TMAI shall use its best efforts to deliver or cause to be delivered to Avant!, as of the Effective Time, from holders of the outstanding capital stock of TMAI specified on Section 5.10 of the TMAI Disclosure Schedule executed Continuity of Interest Certificates in the form attached hereto as EXHIBIT C.

    5.11 LEGAL REQUIREMENTS. Each of Avant!, Merger Sub and TMAI will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

    5.12 BLUE SKY LAWS. Avant! shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Avant! Common Stock in connection with the Merger. TMAI shall use its reasonable best efforts to assist Avant! as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Avant! Common Stock in connection with the Merger.

    5.13  EMPLOYEE BENEFIT PLANS.

    (a) On or before the Effective Time, TMAI shall cause all options outstanding under the Directors Plan to terminate as provided in the Directors Plan. At the Effective Time, the TMAI Stock Plans and each outstanding option to purchase shares of TMAI Common Stock under the TMAI Stock Plans, whether vested or unvested, will be assumed by Avant!. Section 5.13(a) of the TMAI Disclosure Schedule sets forth a true and complete list as of the date hereof of all holders of outstanding options under the TMAI Stock Plans, including the number of shares of TMAI capital stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the grant and expiration dates of each such option. On the Closing Date, TMAI shall deliver to Avant! an updated Section 5.13(a) of the TMAI Disclosure Schedule current as of such date. Each such option so assumed by Avant! under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in each of the TMAI Stock Plans immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of Avant! Common Stock equal to the product of the number of shares of TMAI Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Avant! Common Stock, and (ii) the per share exercise price for the shares of Avant! Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of TMAI Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Consistent with the terms of the TMAI Stock Plans and the documents governing the outstanding options under those plans and except as set forth in the TMAI Disclosure Schedule, the Merger will not terminate or otherwise result in the cash-out of any of the outstanding options under such plans or accelerate the exercisability or vesting of such options or the shares of Avant! Common Stock which will be subject to those options solely as a result of the consummation of the Merger and Avant!'s assumption of the options in connection therewith. Avant! shall take all necessary steps to ensure that the options so assumed by Avant! qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within ten
(10) business days after the Effective Time, Avant! will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under any of the TMAI Stock Plans, a document in form and substance reasonably satisfactory to TMAI evidencing the foregoing assumption of such option by Avant!. Avant! will take all corporate and other action necessary to reserve a sufficient number of shares of Avant! Common Stock for issuance upon the exercise of the options assumed by Avant! pursuant to this subsection (a) and upon the exercise of TMAI Purchase Rights pursuant to subsection (b) below.

    (b) The TMAI ESPP and each outstanding subscription to purchase shares of TMAI Common Stock thereunder (a "TMAI Purchase Right") shall be assumed by Avant! at the Effective Time of the Merger. Section 5.13(b) of the TMAI Disclosure Schedule sets forth a true and complete list as of the date hereof of all holders of outstanding TMAI Purchase Rights, including the maximum number of shares of TMAI Common Stock purchasable under each such right, the outstanding balance in each TMAI ESPP participant's subscription account thereunder, the fair market value per share of TMAI Common Stock on the date the TMAI Purchase Right was granted, and the expiration date of such right. On the Closing Date, TMAI shall deliver to Avant! an updated Section 5.13(b) of the TMAI Disclosure Schedule current as of such date. The TMAI Purchase Rights so assumed by Avant! shall continue to be exercisable upon the same terms and conditions applicable to those rights immediately prior to the Effective Time in accordance with the terms of the TMAI ESPP, except that each such assumed TMAI Purchase Right will be exercisable for shares of Avant! Common Stock and the purchase price payable per share of Avant! Common Stock under the assumed right will be equal to eighty-five percent (85%) of the lower of (i) the fair market value per share of the TMAI Common Stock on the date the TMAI Purchase Right was granted, divided by the Exchange Ratio and rounded up to the nearest whole cent, or (ii) the fair market value per share of Avant! Common Stock on the date such right is exercised. Within ten (10) business days after the Effective Time, Avant! will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding TMAI Purchase Right, a document in form and substance reasonably satisfactory to TMAI evidencing the foregoing assumption of such TMAI Purchase Right by Avant!. No additional TMAI Purchase Rights shall be granted after the Effective Time, and Avant! shall not be obligated to continue the TMAI ESPP after each TMAI Purchase Right has been exercised.

    (c) Avant! shall take such reasonable actions as are necessary to allow eligible employees of TMAI to participate in the benefit programs of Avant!, or alternative benefits programs in the aggregate substantially comparable to those applicable to employees of Avant! on similar terms, as soon as practicable after the Effective Time of the Merger. For purposes of satisfying the terms and conditions of such programs, to the extent permitted by Avant!'s benefit programs, Avant! shall use reasonable efforts to give full credit for eligibility and vesting for each participant's period of service with TMAI. The Surviving Corporation will not substitute any employee's health, life or disability insurance coverage without first obtaining a waiver by the substitute carrier of any preexisting condition that such employee may have.

    (d) Avant! shall issue offer letters to Roy E. Jewell and Jue-Hsien Chern substantially in the forms attached to the TMAI Disclosure Schedule as EXHIBIT 5.13(d).

    (e) On or before the Effective Time, TMAI shall take all necessary actions to terminate its 401(k) Plan.

    5.14 FORM S-8. Avant! agrees to file, no later than ten (10) days after the Closing, a registration statement on Form S-8 covering the shares of Avant! Common Stock issuable pursuant to (i) outstanding options under the TMAI Stock Plans assumed by Avant! and (ii) outstanding TMAI Purchase Rights under the TMAI ESPP assumed by Avant!. TMAI shall cooperate with and assist Avant! in the preparation of such registration statement.

    5.15  INDEMNIFICATION.

    (a) From and after the Effective Time and for a period ending six (6) years after the Effective Time, Avant! and the Surviving Corporation jointly and severally shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director or employee of TMAI or any of its subsidiaries (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided under TMAI's Articles of Incorporation, Bylaws and indemnification agreements in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action proceeding or investigation in connection with any matter relating to this Agreement or the transactions contemplated hereby occurring on or prior to the Effective Time, Avant! and the Surviving Corporation shall jointly and severally pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith by counsel reasonably acceptable to such Indemnified Parties. The provisions of this Section 5.15 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

    (b) If Avant! or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving person of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in each such case, proper provision shall be made so that such successors or assigns of Avant! or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this
Section 5.15.

    (c) Avant! shall use good faith efforts to cause to be maintained in effect for a period of not less than three (3) years subsequent to the Effective Time the current policies of the directors' and officers' liability insurance maintained by Avant! and shall use good faith efforts to cause coverage to be provided to the former directors and officers of TMAI thereunder (provided that Avant! may substitute therefor policies of at least the same coverage containing terms and conditions that are not less advantageous to the former directors and officers of TMAI) with respect to matters occurring prior to the Effective Time.

    (d) All agreements in effect at the date hereof pursuant to which TMAI covenants and agrees in any respect to indemnify or defend any director or executive officer of TMAI from and against any liability, cost or expense identified in Section 5.15 of the TMAI Disclosure Schedule are expressly assumed by Avant! at the Effective Time.

    (e) Promptly after the date hereof, Avant! shall enter into indemnification agreements with directors and officers of TMAI who become directors or officers of the Surviving Corporation, which agreements shall be substantially identical to those which Avant! has entered into with its current directors and officers.

    5.16 LISTING OF ADDITIONAL SHARES. Prior to the Effective Time, Avant! shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares referred to in Section 6.1(f).

    5.17  POOLING LETTERS.

    (a) TMAI shall use all reasonable efforts to cause to be delivered to TMAI a letter of Arthur Andersen LLP dated the Effective Date to the effect that the Merger will qualify for pooling of interests accounting treatment if consummated in accordance with this Agreement. Such letter shall be in a form reasonably satisfactory to Avant! and TMAI and shall be customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type.

    (b) Avant! shall use all reasonable efforts to cause to be delivered to Avant! a letter of KPMG Peat Marwick LLP ("KPMG") dated the Effective Date to the effect that the Merger will qualify for pooling of interests accounting treatment if consummated in accordance with this Agreement. Such letter shall be in a form reasonably satisfactory to Avant! and TMAI and shall be customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type.

    5.18 BEST EFFORTS AND FURTHER ASSURANCES. Subject to the respective rights and obligations of TMAI and Avant! under this Agreement, each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Subject to the foregoing, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

    5.19 NOTIFICATION OF CERTAIN MATTERS. TMAI shall give prompt notice to Avant!, and Avant! shall give prompt notice to TMAI, of (i) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of TMAI, Avant! or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.19 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    5.20 SHAREHOLDER AGREEMENT. TMAI and the Shareholders shall enter into the Shareholder Agreement at EXHIBIT B concurrent with the execution of this Agreement.

    5.21 HSR ACT FILINGS. If applicable, each of Avant! and TMAI shall promptly make its respective filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and thereafter shall make any required submissions under the HSR Act with respect to the Merger, and shall cooperate with each other with respect to the foregoing. TMAI and Avant! shall give each other prior notice and consult with each other prior to any meeting with the United States Federal Trade Commission or Department of Justice with respect to their respective filings under the HSR Act or any review by either of the foregoing agencies. Each of Avant! and TMAI shall take all reasonable actions necessary to cause the expiration of the waiting periods under the HSR Act as promptly as possible. Neither party shall be required to take any action pursuant to Articles IV or V that would cause a violation of the HSR Act.

    5.22 SCHEDULES. From time to time prior to the Closing Date, each of Avant! and TMAI will promptly supplement or amend the TMAI or Avant! Disclosure Schedules, as the case may be, with respect to any matter hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the TMAI or Avant! Disclosure Schedules, as the case may be, or that is necessary to correct any information in the TMAI or Avant! Disclosure Schedules, as the case may be, or in any representation and warranty of each of Avant! and TMAI that has been rendered inaccurate thereby. For purposes of determining the accuracy of the respective representations and warranties contained in Articles III and IV, and in order to determine the fulfillment of the conditions set forth in Sections 6.2(a) and 6.3(a), the TMAI or Avant! Disclosure Schedules, as the case may be, shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto unless such changes reflect actions taken in compliance with the provisions of Articles IV and V hereof.

    5.23 MANAGEMENT OF TCAD DIVISION. At the Effective Date of the Merger, Roy Jewell will be appointed the head of Avant!'s TCAD division. As such, Mr. Jewell will have full responsibility and authority to make all personnel decisions related to Avant!'s TCAD division, including, without limitation, all compensation decisions.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, subsection (e) of which may be waived, in writing, by agreement of all the parties hereto:

        (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by (i) the holders of TMAI Common Stock representing a majority of the total votes entitled to be cast on such matters at the TMAI Shareholders Meeting at which a quorum is present in person or by proxy and
    (ii) the holders of shares of Avant! Common Stock representing a majority of the total votes cast on such matters at the Avant! Stockholders Meeting at which a quorum is present in person or by proxy.

        (b) REGISTRATION STATEMENT EFFECTIVE. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof

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
    shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

        (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Avant!'s conduct or operation of the business of TMAI and its subsidiaries following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

        (d) GOVERNMENTAL APPROVAL. Avant!, TMAI and Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers, authorizations and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers, authorizations and consents as may be required under the HSR Act, Securities Act and under state Blue Sky laws.

        (e) TAX OPINIONS. Avant! and TMAI shall have received substantially identical written opinions of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP and Fenwick & West LLP, respectively, in form and substance reasonably satisfactory to them, and dated on or about the Effective Date to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn. In rendering such opinions, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Avant!, Merger Sub and TMAI and certain shareholders of TMAI.

        (f) LISTING OF ADDITIONAL SHARES. The filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Avant! Common Stock issuable upon conversion of the TMAI Common Stock in the Merger and upon exercise of the options under the TMAI Stock Plans, and upon the exercise of TMAI Purchase Rights under the TMAI ESPP, assumed by Avant! shall have been made.

    6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF TMAI. The obligations of TMAI to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by TMAI:

        (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) The representations and warranties of Avant! and Merger Sub in this Agreement shall be true and correct in all material respects (other than representations and warranties regarding litigation or other proceedings connected with the Merger, which shall be governed solely by the standard set forth in Section 6.1(c) and except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time except for changes contemplated by this Agreement (except to the extent such representations and warranties speak as of an earlier date) except, in all such cases, where such breaches of such representations and warranties, individually or in the aggregate, have not resulted in, nor reasonably would be expected to result in liabilities aggregating in excess of $10,000,000 or have not substantially impaired nor reasonably would be expected to substantially impair, Avant!'s ability after the Closing to continue to develop, produce, sell and distribute the products and services that are material to Avant!'s business in a manner that has resulted in or would reasonably be expected to result in a Material Adverse Effect on Avant!, and (ii) Avant! and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

        (b) CERTIFICATE OF AVANT!. TMAI shall have been provided with a certificate dated, the Effective Date, executed on behalf of Avant! by its President and its Chief Financial Officer to the effect that, as of the Effective Time, the condition provided for in subsection (a) above has been satisfied.

        (c) LEGAL OPINION. TMAI shall have received a legal opinion, dated the Effective Date, from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to Avant! and Merger Sub, in form and substance reasonably satisfactory to TMAI.

        (d) NO MATERIAL ADVERSE CHANGES. There shall have been no material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations (either actual since the date of this Agreement or as such condition has been represented pursuant to Article III hereof) of Avant! taken as a whole from the date hereof through the Closing Date; provided, however, that any developments, changes or results arising out of or related to the litigation and other court proceedings described in the Avant! SEC Documents that do not otherwise result in a Material Adverse Effect on Avant! shall not be considered for purposes of this Section 6.2(d).

        (e) THIRD PARTY CONSENTS. TMAI shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of Avant! or any of its subsidiaries or otherwise.

        (f) AFFILIATES AGREEMENT. Each of the Affiliates of Avant! identified on Section 5.8(b) of the Avant! Disclosure Schedule shall have executed an Affiliates Agreement in substantially the form attached hereto as EXHIBIT A-2.

    6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF AVANT! AND MERGER SUB. The obligations of Avant! and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Avant!:

        (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) The representations and warranties of TMAI in this Agreement shall be true and correct in all material respects (other than representations and warranties regarding litigation or other proceedings connected with the Merger, which shall be governed solely by the standard set forth in Section 6.1(c) and except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time except for changes contemplated by this Agreement except, in all such cases, where such breaches of such representations and warranties, individually or in the aggregate, have not resulted in, nor reasonably would be expected to result in liabilities aggregating in excess of $2,000,000 or, have not substantially impaired nor reasonably would be expected to substantially impair, TMAI's ability after the Closing to continue to develop, produce, sell and distribute the products and services that are material to TMAI's business in a manner that has resulted in or would reasonably be expected to result in a Material Adverse Effect on TMAI, and (ii) TMAI shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

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
        (b) CERTIFICATE OF TMAI. Avant! shall have been provided with a certificate, dated the Effective Date, executed on behalf of TMAI by its President and its Chief Financial Officer to the effect that, as of the Effective Time, the condition provided for in subsection (a) above has been satisfied.

        (c) LEGAL OPINION. Avant! shall have received a legal opinion, dated the Effective Date, from Fenwick & West LLP, legal counsel to TMAI, in form and substance reasonably satisfactory to Avant!.

        (d) THIRD PARTY CONSENTS. Avant! shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of TMAI or any of its subsidiaries or otherwise.

        (e) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of TMAI and its subsidiaries, taken as a whole from the date hereof through the Closing Date.

        (f) LETTERS FROM ACCOUNTANTS. Avant! shall have received the letter referred to in Section 5.17(b) from KPMG.

        (g) AFFILIATE AGREEMENTS. Avant! shall have received from each of the Affiliates of TMAI identified on Section 5.8(a) of the TMAI Disclosure Schedule an executed Affiliate Agreement in substantially the form attached hereto as EXHIBIT A-1.

        (h) DISSENTING SHARES.  Dissenting Shares shall consist of no more ten
    (10) percent (10%) of the then outstanding shares of TMAI Capital Stock.

        (i) CONTINUITY OF INTEREST CERTIFICATES. Avant! shall have received a sufficient number of executed Continuity of Interest Certificates, in the form attached hereto as EXHIBIT C, such that counsel to Avant! shall have concluded that the Continuity of Interest requirement shall be satisfied for purposes of issuing the tax opinion pursuant to Section 6.1(e) of this Agreement.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    7.1 TERMINATION. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of TMAI, this Agreement may be terminated:

        (a) by mutual consent of Avant! and TMAI;

        (b) by either Avant! or TMAI, if the Effective Date shall not have occurred on or before January 31, 1998; PROVIDED that the right to terminate this Agreement pursuant to this paragraph (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a significant cause of, or resulted in, the failure of the Effective Date to occur on or before such date;

        (c) by Avant!, if (i) TMAI shall breach any of its representations, warranties or obligations hereunder, which breach would result in a material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of TMAI and its subsidiaries, taken as a whole, and such breach shall not have been cured within ten (10) business days following receipt by TMAI of written notice of such breach, (ii) (x) there shall have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of TMAI and its subsidiaries, taken as a whole, and (y) TMAI shall not, within twenty (20) business days of notice from Avant! to the effect that Avant! intends to terminate this Agreement pursuant to

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
    this clause (ii), have proposed to Avant! a plan to mitigate the effect of such material adverse change which plan shall be reasonably acceptable to Avant!, or (iii) the Board of Directors of TMAI shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Avant! or shall have resolved to do any of the foregoing;

        (d) by TMAI, if (i) Avant! shall breach any of its representations, warranties or obligations hereunder, which breach would result in a material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Avant! and its subsidiaries, taken as a whole, and such breach shall not have been cured within ten (10) business days following receipt by Avant! of written notice of such breach, (ii) (x) there shall have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Avant! and its subsidiaries, taken as a whole, and (y) Avant! shall not, within twenty (20) business days of notice from TMAI to the effect that TMAI intends to terminate this Agreement pursuant to this clause (ii), have proposed to TMAI a plan to mitigate the effect of such material adverse change which plan shall be reasonably acceptable to TMAI, or (iii) the Board of Directors of Avant! shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to TMAI or shall have resolved to do any of the foregoing; or

        (e) by either Avant! or TMAI, if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) at the TMAI Shareholders Meeting (including any adjournment or postponement thereof) the requisite vote of shareholders of TMAI shall not have been obtained, or
    (iii) at the Avant! Stockholders Meeting (including any adjournment or postponement thereof) the requisite vote of stockholders of Avant! shall not have been obtained.

    7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Avant!, Merger Sub or TMAI or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; PROVIDED that the provisions of Section 5.4 (Confidentiality), Section 7.3 (Expenses and Termination Fees) and this Section 7.2 and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

    7.3  EXPENSES AND TERMINATION FEES.

    (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense, except that, in the event the Merger shall not be consummated for any reason or if this Agreement shall be terminated for any reason other than pursuant to Section 7.1(d), expenses incurred in connection with printing the Proxy Materials and the Registration Statement, registration and filing fees incurred in connection with the Registration Statement and the Proxy Materials in connection with the Merger shall be shared equally by TMAI and Avant!.

    (b) In the event that (i) either Avant! or TMAI shall terminate this Agreement pursuant to Section 7.1(e)(ii) following a failure of the shareholders of TMAI to approve this Agreement and, prior to the time of the meeting of TMAI's shareholders, there shall have been (A) a Trigger Event with respect to TMAI that TMAI's Board of Directors has not recommended that its shareholders reject or (B) a Takeover Proposal with respect to TMAI which at the time of the meeting of TMAI's shareholders shall not have been rejected by TMAI and withdrawn by the third party, or (ii) Avant! shall terminate this Agreement pursuant to Section 7.1(c), due in whole or in part to any failure by TMAI to use its reasonable best efforts to perform and comply with all agreements and conditions required by this Agreement to be performed or complied with by TMAI prior to or on the Closing Date or any failure by TMAI's affiliates to take any actions required to be taken hereby, (and if TMAI is not entitled to terminate this Agreement by reason of Section 7.1(d)), and prior thereto there shall have been (A) a Trigger Event with respect to TMAI or (B) a Takeover Proposal with respect to TMAI which shall not have been rejected by TMAI and withdrawn by the third party, then TMAI shall promptly pay to Avant! the sum of $5,250,000; provided, however, that with respect to Section 7.3(b)(i)(A) and Section 7.3(b)(ii)(A), a Trigger Event shall not be deemed to include the acquisition by any Person of securities representing 10% or more of TMAI if such Person has acquired such securities not with the purpose nor with the effect of changing or influencing the control of TMAI, nor in connection with or as a participant in any transaction having such purpose or effect, including without limitation (i) making any public announcement with respect to the voting of such shares at any meeting to consider any merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving TMAI, (ii) making, or in any way participating in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of TMAI (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any Person with respect to the voting of any voting securities of TMAI, (iii) forming, joining or in any way participating in any "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of TMAI or (iv) otherwise acting, alone or in concert with others, to seek control of TMAI or to seek to control or influence the management or policies of TMAI. As used herein, a "Trigger Event" shall occur if any Person commences a tender or exchange offer following the successful consummation of which the offeror and its affiliate would beneficially own securities representing 25% or more, of the voting power of TMAI.

    (c) If this Agreement is terminated by TMAI pursuant to any subsection of
Section 7.1(d) hereof, due in whole or in part to any failure by Avant! to use its reasonable best efforts to perform and comply with all agreements and conditions required by this Agreement to be performed or complied with by Avant! prior to or on the Closing Date or any failure by Avant!'s affiliates to take any actions required to be taken hereby (and Avant! is not entitled to terminate this Agreement by reason of Section 7.1(c) hereof), then, Avant! shall promptly pay to TMAI a termination fee of $5,250,000.

    7.4 AMENDMENT. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of this Agreement by the stockholders of TMAI, Avant! or Merger Sub shall not (i) alter or change the amount or kind of consideration to be received on conversion of the TMAI Common Stock, (ii) alter or change any term of the Articles of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of TMAI Common Stock or Avant! Common Stock.

    7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    8.1 SURVIVAL. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.4 (Confidentiality) 5.7 (Pooling Accounting),
5.8 (Affiliates Agreements), 5.13 (Employee Benefit Plans), 5.14 (Form

S-8), 5.15 (Indemnification), 5.16 (Listing of Additional Shares), 5.18 (Best Efforts and Further Assurances), 7.3 (Expenses and Termination Fees), 7.4 (Amendment), and this Article VIII shall survive the Effective Time.

    8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

        (a) if to Avant! or Merger Sub, to:

            Avant! Corporation
           46871 Bayside Parkway
           Fremont, California 94538
           Attention: President
           Facsimile No.: 510-413-8080
           Telephone No.: 510-413-8000

            with a copy to:

            Gunderson Dettmer Stough
             Villeneuve Franklin & Hachigian, LLP
           155 Constitution Drive
           Menlo Park, California 94025
           Attention: Steven M. Spurlock, Esq.
           Facsimile No.: 650-321-2800
           Telephone No.: 650-321-2400

        (b) if to TMAI, to:

            Technology Modeling Associates, Inc.
           595 Lawrence Expressway
           Sunnyvale, California 95086
           Attention: President
           Facsimile No.: 408-328-0940
           Telephone No.: 408-328-0930

            with a copy to:

            Fenwick & West LLP
           Two Palo Alto Square
           Palo Alto, California 94306
           Attention: Jacqueline A. Daunt
           Facsimile No.: 650-494-1417
           Telephone No.: 650-494-0600

    8.3 INTERPRETATION. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to September 7, 1997. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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
    8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    8.5 ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the TMAI Disclosure Schedule and the Avant! Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.6(a)-(d) and (g), 1.7-1.9, 5.13, 5.14, 5.15 and 5.16; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

    8.6 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    8.7 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

    8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without regard to its principles of conflicts of law).

    8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    IN WITNESS WHEREOF, Avant!, TMAI and Merger Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                AVANT! CORPORATION

                                By:             /s/ Gerald C. Hsu
                                     -----------------------------------------
                                                   Gerald C. Hsu
                                               CHAIRMAN OF THE BOARD,
                                       CHIEF EXECUTIVE OFFICER AND PRESIDENT

                                CARDINAL MERGER CORPORATION

                                By:              /s/ Gerald C. Hsu
                                     -----------------------------------------
                                                   Gerald C. Hsu
                                                     PRESIDENT

                                TECHNOLOGY MODELING ASSOCIATES, INC.

                                By:            /s/ Roy E. Jewell
                                     --------------------------------------
                                                Roy E. Jewell
                                     Chairman of the Board, Chief Executive
                                            Officer and President

                                      37